UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 19, 2010

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

California	1-6615	95-2594729
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7800 Woodley Avenue Van Nuys, California	91406
(Address of Principal Executive Offices)	(Zip Code)
Registrant's Telephone Number, Including Area Code: (818) 781-4973
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Explanatory Note

On  March 19, 2010, the Compensation and Benefits Committee (the “Compensation Committee”) of the Board of Directors of Superior Industries International, Inc. (the “Company”) approved the Employee Incentive Plan for fiscal year 2010 (the “2010 Employee Incentive Plan”).  The 2010 Employee Incentive Plan covers all of the Company’s U.S. personnel, including the Company’s Chairman, Chief Executive Officer and President, Mr. Steven J. Borick.

A description of the principal terms and conditions of the plan is provided below.  Additional information on the awards made, if any, under the 2010 Employee Incentive Plan will be contained in the Company’s Definitive Proxy Statement on Schedule 14A for the 2011 Annual Meeting of Shareholders to be filed with the Securities and Exchange Commission.

2010 Employee Incentive Plan

Pursuant to the terms of the 2010 Employee Incentive Plan, covered employees are eligible to receive a target incentive ranging from three to fifteen percent of his or her annual base salary plus a discretionary bonus ranging from two to fifteen percent of their annual base salary if the Company’s Pre-Tax, Pre-Equity Net Income (plus the operating results of our joint venture in Hungary) is equal to 100% of the annual Pre-Tax Net Income target as approved by the Compensation Committee.  The percentages vary based upon the level of employee.  Hourly employees earn a $300 bonus if the target is reached.

If Pre-Tax Net Income is twice the annual Pre-Tax Net Income target, for salaried employees, the various levels of base and discretionary awards increase based upon the employees’ level in the Company; a pro rata interpolated rate will be awarded between four and fifty percent of the annual base salary, plus a discretionary award for manager level staff and above.  Hourly employees will earn a bonus of $400.

The determination as to the discretionary portion of any earned bonus is entirely subjective and discretionary based on an evaluation of his or her performance as memorialized in the Company’s annual Goal Deployment Program, as well as the person’s contribution for the year.  If the Pre-Tax Net Income target is not met, the Compensation Committee may approve the establishment of a discretionary bonus pool and the amount.  Individual bonus awards would be based on recommendations of the Chief Executive Officer and the final amount is approved by the Compensation Committee.

Item 1.01  Entry into a Material Definitive Agreement.

On March 19, 2010, Superior Industries International, Inc. (the "company") amended its sublease with The Louis L. Borick Trust and the Nita Borick Management Trust (together, the “Trusts”), effective April 1, 2010, to include only the office space occupied by the company’s corporate office located at 7800 Woodley Avenue, Van Nuys, California.  The sublease previously included the office space as well as the company’s former manufacturing and warehouse facility.  The company no longer needed the manufacturing and warehouse facility following the closure of its manufacturing operations at the property in June 2009.

The sublease, as amended, expires on March 31, 2015.  The company has the right to extend the term of the sublease for an additional 5-year period (the “First Option Period”), and the right to further extend the sublease, after the commencement of and prior to the expiration of the First Option Period, for an additional period of 5 years and 9 months.  The current annual sublease payment is $424,692.  The annual sublease payment may be increased or decreased, as appropriate, by a percentage of any increase or decrease to the rent payable by the Trusts under the master lease for the subleased property.

The foregoing description is qualified in its entirety by reference to the complete text of the Second Amendment to Sublease Agreement executed on March 19, 2010 and effective April 1, 2010, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by this reference.

The Trusts are controlled by Mr. Louis L. Borick, Founding Chairman and a Director of the company, and Juanita A. Borick, Mr. Louis Borick’s former spouse and the mother of Mr. Steven J. Borick, Chairman of the Board, CEO and President of the company, respectively.  The Trusts are related persons and the amendment of the sublease between the company and the Trusts is a related person transaction.  The Audit Committee, pursuant to the Audit Committee Carter, has oversight for reviewing related person transactions, and the committee has determined that this related person transaction is fair to the company.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated herein by this reference.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits
10.1	Second Amendment to Sublease Agreement dated April 1, 2010 by and among The Louis L. Borick Trust and The Nita Borick Management Trust and Superior Industries International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
(Registrant)

Date: March 25, 2010	/s/ Robert A. Earnest
Robert A. Earnest
Vice President, General Counsel and Corporate Secretary